Exhibit 99(a)

     First Bancorp Announces Extension of Share Repurchase Authorization

    TROY, N.C., July 30 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced today that its Board of Directors has approved the repurchase of an additional 250,000 shares of the company's common stock upon the completion of the current 200,000 share repurchase authorization that was announced on April 23, 2003. Approximately 46,000 shares of the April 2003 authorization remain available for repurchase.
    These repurchases may take place in the open market or privately negotiated transactions from time-to-time on an ongoing basis, depending upon market conditions and subject to compliance with all applicable securities laws and regulations.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

    Please visit our website at http://www.firstbancorp.com . For additional information, please contact:

            Mr. James H. Garner
            President & Chief Executive Officer
            Telephone: (910) 576-6171

SOURCE  First Bancorp
    -0-                             07/30/2004
    /CONTACT: James H. Garner, President & Chief Executive Officer of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp
ST:  North Carolina
IN:  FIN
SU: